UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 17, 2011
OLYMPIC STEEL, INC.
(Exact Name of Registrant as Specified in Charter)

Ohio	0-23320	34-1245650

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5096 Richmond Road Bedford Heights, Ohio		44146

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 292-3800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 17, 2011, the Board of Directors (the “Board”) of Olympic Steel, Inc. (the “Company”), based on the recommendation of the Compensation Committee of the Board, approved the Olympic Steel, Inc. Senior Management Compensation Plan (the “SMCP”) and approved the use of restricted stock units (“RSUs”) to be issued under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan (the “Omnibus Plan”) to measure future gains and losses on amounts credited to the accounts of certain executives and other key employees under the Company’s Supplemental Executive Retirement Plan (the “SERP”).
     The SMCP operates under, and is subject to, the Omnibus Plan. The SMCP is intended to provide the Company’s executives and other key employees, including the Company’s named executive officers, with the opportunity to earn annual cash incentive payouts as well as annual equity matches and special equity awards based on meeting certain stock ownership requirements. The cash award component of the SMCP is unchanged from the annual senior management compensation programs previously in effect, and cash awards continue to be based on pre-tax income. However, the SMCP now includes an equity component, as described in greater detail below.
     The SMCP imposes stock ownership requirements upon the participants. Each participant in the SMCP is required to own at least 750 shares of Company common stock for each year that the participant participates in the SMCP. Any participant that fails to meet to the stock ownership requirements will be ineligible to receive any equity awards under the Company’s equity compensation plans, including the Omnibus Plan, until the participant satisfies the ownership requirements. To assist participants in meeting the stock ownership requirements, on an annual basis, if a participant purchases 500 shares of Company common stock the on the open market, the Company will award that participant 250 shares of Company common stock. Additionally, any participant who continues to comply with the stock ownership requirements as of the five-year, 10-year, 15-year, 20-year and 25-year anniversaries of the participant’s participation in the SMCP will receive a RSU grant with a dollar value of $25,000, $50,000, $75,000, $100,000 and $100,000, respectively. RSU grants will convert into the right to receive shares of Company common stock upon a participant’s retirement (as defined in the SMCP), or earlier upon the participant’s death or disability or upon a change in control of the Company.
     Under the SERP, certain of the Company’s executives and other key employees receive credits to accounts on the Company’s books based on a percentage of their compensation (subject to a vesting schedule). Previously, amounts credited for SERP participants were deemed invested in investment funds similar to the investment funds available under the Company’s defined contribution retirement plan. Going forward, amounts credited for employees will be deemed to be invested in the Company’s common stock. The mechanism for this deemed investment in Company stock will be the issuance to SERP participants of RSUs under the Omnibus Plan with a dollar value equal to the amount credited to the participant under the SERP and deemed invested in Company common stock. The entire amount credited for the Company’s Chairman and Chief Executive Officer, President and Chief Operating Officer, and

Chief Financial Officer will be deemed invested in shares of Company common stock in this manner. For other SERP participants, 50% of the amount credited will be deemed invested in shares of Company common stock, and the remaining 50% will be deemed invested in other investment funds as had occurred previously, unless the participant elects to have all or a portion of the remaining 50% deemed invested in shares of Company common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLYMPIC STEEL, INC.
By:	/s/ Richard T. Marabito
	Name:	Richard T. Marabito
	Title:	Chief Financial Officer and Treasurer

Date: February 23, 2011